Exhibit 99.1

Akerna Corp. Reports First Quarter Fiscal Year 2020 Results

DENVER, Nov. 14, 2019 (GLOBE NEWSWIRE) -- Akerna Corp. (Nasdaq: KERN, KERNW), a leading cannabis compliance technology provider and developer of the cannabis industry’s first seed-to-sale enterprise resource planning (ERP) software technology – MJ Platform®, today announced financial results for the quarter ended September 30, 2019.

First Quarter Fiscal Year 2020 Financial and Business Metrics Summary:

●	Reported revenues of approximately $3.2 million.

●	Secured a new contract for Leaf Data Systems with the State of Utah.

●	Total MJ Platform revenue increased in the quarter ended September 30, 2019, by 36% compared to the quarter ended September 30, 2018. Furthermore, our MJ Platform revenue from recurring sources grew by 40% over the same period, continuing to demonstrate high SaaS growth.

●	Gross profit margin for the quarter ended September 30, 2019, increased to approximately 56%, up from gross profit margin of 54% for the quarter ended September 30, 2018.

●	At September 30, 2019, Akerna had approximately $22.4 million in cash.

Fiscal Year 2019 and Recent Highlights:

●	July 2019 expanded further into Europe by serving clients in two additional countries, Italy and Macedonia. Opened a Medellín, Colombia office to serve our growing footprint in South America.

●	July 2019, entered into an agreement with Leafly to provide seamless and real-time data updates.

●	August 2019, awarded a new contract from the Utah Department of Health and Department of Agriculture to implement Leaf Data for the state’s new medical cannabis program.

●	August 2019, MJ Freeway named to the Inc. 5000 list of the nation’s fastest-growing private companies.

●	August 2019, Leaf Data and solo sciences entered into an agreement to partnered to launch solo*TAG™, the world’s first cryptographically secure, cannabis product authentication system. Exclusively for governments and only available with Leaf Data Systems, our advanced tagging technology combined with a closed-loop platform, improves and strengthens the category of government track-and-trace products.

●	August 2019, partnered Isolocity to integrate quality management system (QMS), supporting GMP and ISO 9001 compliance, into MJ Platform

“Our results for the quarter ended September 30, 2019, and recent milestones reflect the continued adoption of both MJ Platform and Leaf Data Systems® by cannabis enterprises and government entities,” said Akerna Chief Executive Officer, Jessica Billingsley. “As cannabis legalization continues to expand, Akerna is positioned to serve the increasing compliance needs of enterprise cannabis companies. Complementing this, we believe our government software solution provides unparalleled seed-to-sale tracking capabilities. We believe these capabilities were a key factor in our recently being awarded the government contract in Utah. Transparency is critical, as regulatory requirements will only grow to ensure patient, public, and product safety.”

“We intend to capitalize on growing market demand to continue our organic growth and to opportunistically execute on a targeted, accretive acquisition strategy aimed at building scale and enhancing our growth prospects,” said Billingsley. “We are confident in the strength of our business and believe we are well-positioned to generate long-term value for our shareholders.”

Financial Results and Business Metrics

Total revenue for the quarter ended September 30, 2019, was approximately $3.2 million, a 39% increase compared to $2.3 million for the quarter ended September 30, 2019. Revenue reflects continued demand for Akerna’s key commercial software product, MJ Platform. Total MJ Platform revenue increased from the quarter ended September 30, 2018, to September 30, 2019, by 36%, and Platform revenue from recurring sources grew by 40% over the same period, continuing to demonstrate high SaaS growth.

We believe that demand for our MJ Platform software continues to be strong, evidenced by new contract bookings totaling approximately $34 thousand per month on average. This represents the revenue that would be recognized from newly booked clients in a month if they were all currently being billed. A newly booked client in a particular month may include those with actively billed recurring SaaS subscriptions, in addition to those with temporarily suspended subscriptions. An account may be temporarily suspended due to several factors, including:

1.	The client may be awaiting grant of operational license(s) from the state in which the client operates

2.	The client may be awaiting completion of their subscription implementation/setup

3.	Other operational factors which may result in a delay of client operations"

Based on our results, MJ Platform continues to deliver a compelling value proposition to our customers as both a regulatory compliance solution and a tool to manage and optimize their business operations. Our management evaluates the value that we deliver to our customers based on the ratio of our average customer Lifetime Value (“LTV”) to our average customer acquisition cost (“CAC”). Our LTV to CAC ratio reflects how many times the revenue of a customer covers the cost to obtain that customer assuming a customer life of 36 months. We calculate LTV by multiplying our average new monthly contract bookings by 36 and then divide that by the number of new customers acquired in a month. We then divide that result by our average monthly CAC. Our LTV is approximately four times the costs required to obtain that customer after 36 months.

Total Software revenue in the quarter ended September 30, 2019 was $2.3 million, compared to $1.9 million in the same quarter the prior year, driven by the growth described above from MJ Platform, offset by roughly flat year over year revenue generated from Leaf Data Systems. Consulting revenue increased 125% to $0.8 million for the quarter ended September 30, 2019, compared to $0.4 million for the quarter ended September 30, 2018, driven primarily by the expanding legalized cannabis market.

Our cost of revenue for the quarter ended September 30, 2019 was approximately $1.4 million, an increase of approximately $0.3 million, or 31%, as compared to cost of revenue for the quarter ended September 30, 2018 of approximately $1.1 million. The increase was primarily due to higher direct labor costs of approximately $0.1 million associated with providing our consulting services and higher hosting and infrastructure costs of approximately $0.1 million incurred to support our Software business. Hosting and infrastructure costs grew from approximately $0.4 million to $0.5 million, an increase of approximately $0.1 million, or 26%, as we continued to increase Amazon Web Services usage as part of the growth of MJ Platform. In addition, the cost of revenue from the contract with the State of Utah was approximately $0.3 million. The total cost of revenue, however, was offset by lower cost of revenue from our government contract with the State of Pennsylvania. Overall, our gross profit margin grew to 56% for the quarter ended September 30, 2019, compared to 54% for the quarter ended September 30, 2018.

Operating expenses were $4.7 million for the quarter ended September 30, 2019, compared to $2.9 million for the quarter ended September 30, 2018. The increase of operating expenses for the three months ended September 30, 2019, was driven by increased product development expenses of approximately $0.3 million, or 41% in addition to higher selling, general and administrative expenses of approximately $1.4 million, or 67%.

Akerna generated a net loss of $2.8 million for the quarter ended September 30, 2019, compared to a loss of approximately $1.7 million for the quarter ended September 30, 2018.

As of September 30, 2019, Akerna had approximately $22.4 million in cash.

Conference Call Details

The Company will host a conference call on Thursday, November 14, 2019, at 4:30 pm ET / 1:30 pm PT. To participate in the conference call, please dial 1-877-407-3982 (domestic) or 1-201-493-6780 (international). The passcode is 13696632. Please dial into the call at least five minutes before the scheduled start time.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of Akerna’s website, www.akerna.com. For interested individuals unable to join the live conference call, a replay of the call will be available through November 28, 2019, at (844) 512-2921 (domestic) or (412) 317-6671 (international). The passcode for the call and replay is 13696632.

About Akerna Corp.

Akerna is a regulatory compliance technology company in the cannabis space. The cornerstones of Akerna’s service offerings are MJ Platform® and Leaf Data Systems®, which are highly-versatile platforms that provide clients and government entities with a central data management system for tracking regulated cannabis products—from seed to product to shelf to customer—through the complete supply chain. Since establishment in 2010, the company has tracked more than $16 billion in cannabis sales. As part of its business strategy, Akerna intends to grow through targeted, strategic acquisitions that are complementary to its current business and organically by accelerating its product development efforts. Akerna is based in Denver. For more information, please visit: www.akerna.com.

Forward-Looking Statements

Certain statements made in this release and in any accompanying statements by management are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of significant known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Akerna’s control, that could cause actual results or outcomes (including, without limitation, the results of Akerna’s contracts, strategic initiatives, and business plans as described herein) to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include (i) Akerna’s ability to recognize the anticipated benefits of being a public company, (ii) competition, (iii) Akerna’s ability to grow and manage growth profitably, (iv) Akerna’s ability to maintain relationships with customers and suppliers and retain its management and key employees, (v) costs related to being a public company, (vi) changes in applicable laws or regulations, (vii) Akerna’s ability to identify and integrate acquisitions and achieve expected synergies and operating efficiencies in connection with acquired businesses, (viii) and other risks and uncertainties disclosed from time to time in Akerna’s filings with the U.S. Securities and Exchange Commission, including those under “Risk Factors” therein.  Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those vary from forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial and other information, are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Akerna’s control. All information herein speaks only as of the date hereof, in the case of information about Akerna, or the date of such information, in the case of information from persons other than Akerna. Akerna undertakes no duty to update or revise the information contained herein. Forecasts and estimates regarding Akerna’s industry and end markets are based on sources believed to be reliable; however there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Media Relations Contact:	Investor Relations Contact:
D. Nikki Wheeler	Jason Assad
Nikki.Wheeler@Akerna,com	Jason.Assad@Akerna.com
303-514-2012	678-570-6791

AKERNA CORP.

Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2019	2019
	(unaudited)
Assets

Current assets
Cash	$22,429,931	$21,867,289
Restricted cash	500,000	500,000
Accounts receivable, net	2,512,682	1,257,274
Prepaid expenses and other assets	869,946	577,674
Total current assets	$26,312,559	$24,202,237

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$1,599,164	$1,317,566
Accrued liabilities	493,518	500,550
Deferred revenue	902,595	624,387
Total current liabilities	2,995,277	2,442,503

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.0001; 5,000,000 shares authorized, none are issued and outstanding at September 30, 2019 and June 30, 2019	-	-
Common stock, par value $0.0001; 75,000,000 shares authorized, 10,958,656 issued and outstanding at September 30, 2019, and 10,589,746 shares authorized, issued and outstanding at June 30, 2019	1,096	1,059
Additional paid-in capital	51,729,003	47,325,421
Accumulated deficit	(28,412,817)	(25,566,746)
Total stockholders’ equity	23,317,282	21,759,734

Total liabilities and stockholders’ equity	$26,312,559	$24,202,237

AKERNA CORP.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended
	September 30,
	2019	2018
Revenues
Software	$2,304,480	$1,879,262
Consulting	831,363	370,083
Other	57,047	50,054
Total revenues	3,192,890	2,299,399

Cost of revenues	1,397,361	1,063,135

Gross profit	1,795,529	1,236,264

Operating expenses
Product development	1,130,880	801,472
Selling, general, and administrative	3,583,815	2,147,492
Total operating expenses	4,714,695	2,948,964

Loss from operations	(2,919,166)	(1,712,700)

Other income (expense)
Interest	73,382	17,628
Other	(287)	(611)
Total other income	73,095	17,017

Net loss	$(2,846,071)	$(1,695,683)

Basic and diluted weighted average common shares outstanding	10,879,112	5,489,835
Basic and diluted net loss per common share	$(0.26)	$(0.31)

AKERNA CORP.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the three months ended
	September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(2,846,071)	$(1,695,683)
Adjustment to reconcile net loss to net cash used in operating activities
Bad debt expense	252,809	47,873
Stock-based compensation expense	161,165	-
Changes in operating assets and liabilities
Accounts receivable	(1,508,217)	151,462
Prepaid expenses and other current assets	(292,272)	(167,200)
Accounts payable	281,598	293,515
Accrued liabilities	(7,032)	40,553
Deferred revenue	278,208	362,193
Net cash used in operating activities	(3,679,812)	(967,287)

Cash flows from financing activities
Cash received in connection with exercise of warrants	4,242,454	-
Cash received in connection with issuance of shares	-	10,000,000
Net cash provided by financing activities	4,242,454	10,000,000

Net increase in cash and restricted cash	562,642	9,032,713

Cash and restricted cash - beginning of period	22,367,289	2,572,401

Cash and restricted cash - end of period	$22,929,931	$11,605,114

Cash paid for taxes	$-	$-

Cash paid for interest	$1,974	$416